EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 26, 2004, except for Note B, as to which the date is March 19, 2004, accompanying the consolidated financial statements and schedule included in the Annual Report of Acura Pharmaceuticals, Inc. (formerly, Halsey Drug Co., Inc.) and Subsidiaries on Form 10-K for the year ended December 31, 2005, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ GRANT THORNTON LLP

GRANT THORNTON LLP

New York, New York
April 6, 2006